Exhibit 10.6

ALLAKOS INC.

July 6, 2018

Adam Tomasi

c/o Allakos Inc.

Dear Adam:

This letter supersedes the April 20, 2017, employment offer letter entered into by Allakos Inc. (the “Company”) and you. You will continue in your position with the Company as its Chief Operating Officer and Chief Financial Officer (“COO/CFO”) reporting to the Company’s Chief Executive Officer (the “CEO”). As COO/CFO, you will continue to have such duties and responsibilities commensurate with those customarily associated with that position, including such duties and responsibilities as reasonably assigned by the CEO. Unless otherwise previously disclosed to the Company’s Board of Directors (the “Board”) in writing or subsequently approved by the Board, you will continue to devote your full business time and attention to the performance of your duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, except as otherwise set forth in Exhibit A attached hereto. The principal location of your employment shall continue to be at the Company’s principal executive offices located in San Carlos, California, although you understand and continue to agree that you may be required to travel from time to time for business reasons.

You will continue to receive an annual salary of $400,000, which will be paid, less applicable withholdings, semi-monthly in accordance with the Company’s normal payroll procedures. You shall continue to be entitled to such increases (but not decreases) in your annual salary, if any, as may be determined from time to time in the sole discretion of the Board. In addition, you will continue to be eligible for an annual bonus targeted at 40% of your annual salary (the “Annual Bonus”). The actual Annual Bonus will continue to be based on the achievement of certain performance objectives to be established by mutual agreement between you and the Board. Any actual Annual Bonus earned by you will continue to be paid in accordance with the Company’s normal payroll procedures, but no later than March 15 of the calendar year after the calendar year in which any such actual Annual Bonus is earned.

As a Company employee, you will also continue to be eligible to participate in the Company’s employee benefit and perquisite plans and programs, in accordance with the terms of such plans and programs, as amended by the Company from time to time, subject to any restrictions imposed by applicable law, on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company’s other senior executives. Please note that the Company continues to reserve the right to cancel or change the benefit and perquisite plans and programs it offers to its employees at any time. You will also continue to be entitled to four (4) weeks’ paid vacation.

You shall continue to be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by you (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder.

In addition, your existing Company stock options and any future Company stock options granted to you by the Company shall continue to be exercisable for a period of twenty four months (or such longer period as provided in the Company equity plan under which the applicable option was granted) after the earlier of: your termination due to your death or Disability (as defined in applicable Company equity plan) or your Qualifying Termination (as defined below), subject to earlier termination under the terms of the applicable Company equity plan; provided, however, that no Company option of yours shall be exercisable after its expiration date.

Notwithstanding the terms of any document to the contrary, in the event that a Change in Control (as defined below) occurs, one hundred percent (100%) of the total number of shares subject to your Company options or other stock awards shall immediately vest as of the date immediately preceding the Change in Control, subject to your continued employment through such date. Notwithstanding anything herein to the contrary, in the event that, during the period commencing three (3) months prior to a Change in Control and ending upon a Change in Control (the “Pre-Change in Control Period”), your employment is terminated (i) by the Company without Cause (as defined below), (ii) due to your death or Disability, or (iii) due to your resignation of your employment with the Company for Good Reason (as defined below), then one hundred percent (100%) of the total number of shares subject to your Company options or other stock awards that have not vested will immediately vest and become exercisable in accordance with this letter (the “Change in Control Vesting Benefits”); provided, however, that the Company continues to agree that all future stock awards granted to you shall contain distribution terms and other terms and conditions so that such other stock awards shall be exempt from or comply with the requirements of Section 409A (as defined below) and that none of such other stock awards will be subject to the additional tax imposed under Section 409A. Further, notwithstanding anything herein to the contrary, in the event that your employment is terminated by the Company without Cause (and other than due to your death or Disability) or you resign your employment with the Company for Good Reason (each, a “Qualifying Termination”), in either case, outside the Pre-Change in Control Period, then the total number of shares subject to your Company options or other stock awards that have not vested but would have vested if you had remained employed on the first anniversary of the date of your termination will immediately vest and become exercisable in accordance with this letter (such accelerated vesting, the “Equity Vesting Benefits”).

As used in this letter, the term “Change in Control” means (i) a sale or exclusive license of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934,as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the Company’s then outstanding voting securities. Notwithstanding the foregoing, and with respect to Company restricted stock units and other Company full value awards only, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

In the event that you remain employed by the Company on the date that a Change in Control occurs, upon the request of the acquiring or surviving corporation, you continue to agree that you will remain employed with such buying or acquiring corporation for a period of ninety (90) days following the consummation of such Change in Control.

The Company continues to agree that other than any right of first refusal set forth in any documentation applicable to your Company options or other stock awards, the shares of Company Common Stock acquired by you as a result of the exercise, vesting, or settlement of your Company options and other stock awards shall not be subject to repurchase rights in favor of any person or entity.

The Company, and its successors and/or assigns, shall continue to indemnify and defend you to the fullest extent provided by the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against you arising out of any action taken or not taken in your capacity as an officer or director of any the Company or any of its affiliates. In addition, you will continue to be covered as an insured in respect of your activities as an officer and director of the Company or any of its affiliates by the Company’s Directors and Officers liability policy or other comparable policies obtained by any affiliate of the Company or any of the Company’s or such affiliates’ successors, to the fullest extent provided by such policies. The Company’s indemnification obligations under this paragraph shall continue to remain in effect following your termination of employment with the Company.

The Company looks forward to continuing its beneficial and productive relationship with you. Nevertheless, you should continue to be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you continue to be free to resign at any time, for any reason or for no reason. Similarly, the Company continues to be free to conclude its employment relationship with you at any time, with or without Cause, and with or without notice. We continue to request that, in the event of a resignation without Good Reason, you give the Company at least two weeks’ notice.

If your employment with the Company is terminated for any reason, you will continue to be paid any accrued but unpaid annual salary through the date of termination, any accrued but unpaid vacation pay and any earned but unpaid Annual Bonus for the year preceding the year in which the termination of your employment occurs. In addition, if you experience a Qualifying Termination outside of the Post-Change in Control Period (as defined below), then you will continue to receive the following severance benefits (the “Severance Benefits”):

(i) the Company will continue to pay your then-current annual salary, less applicable withholdings, for twelve (12) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures, with the first installment being paid on the first regularly scheduled payroll date of the Company following the date on which the Release (as defined below) becomes irrevocable (subject to the paragraph below regarding Section 409A);

(ii) the Company will pay you an amount equal to (a) your target Annual Bonus opportunity multiplied by (b) the quotient of (x) the number of days you were employed by the Company during the year in which such termination occurs divided by (y) 365 days, which amount will be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the date on which the Release becomes irrevocable (subject to the paragraph below regarding Section 409A); and

(iii) if you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”),within the time period prescribed pursuant to COBRA for you and your eligible dependents, the Company will reimburse you for the premiums necessary to continue group health insurance benefits under COBRA for you and your eligible dependents (such reimbursements, “COBRA Reimbursements”) until the earlier of (a) a period of twelve (12) months from the date of such termination, (b) the date upon which you and your eligible dependents become covered under similar plans or (c) the date upon which you cease to be eligible for coverage under COBRA. However, if the Company determines in its sole discretion that it cannot pay the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of such termination, which payments will be made regardless of whether you elect COBRA continuation coverage (each such payment, a “COBRA Replacement Payment”) and will commence on the month following the date of such termination and will end on the earlier of (a) the date upon which you become eligible for group health coverage from a new employer or (b) the date the Company has paid an amount equal to twelve (12) COBRA Replacement Payments. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings.

In the event that, on or within twenty-four (24) months after a Change in Control (such period, the “Post-Change in Control Period”), you have a Qualifying Termination, then you will receive the following severance benefits (the “Change in Control Severance Benefits”):

(i) the Company will pay you an amount equal to twenty-four (24) months of your then-current annual salary, less applicable withholdings, which amount will be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the date on which the Release becomes irrevocable (subject to the paragraph below regarding Section 409A);

(ii) the Company will pay you an amount equal to 200% of your target Annual Bonus opportunity, which amount will be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the date on which the Release becomes irrevocable (subject to the paragraph below regarding Section 409A); and

(iii) if you elect continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for you and your eligible dependents, the Company will provide you with COBRA Reimbursements until the earlier of (a) a period of twenty-four (24) months from the date of such termination, (b) the date upon which you and your eligible dependents become covered under similar plans or (c) the date upon which you cease to be eligible for coverage under COBRA.

However, if the Company determines in its sole discretion that it cannot pay the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you COBRA Replacement Payments, commencing on the month following the date of such termination and ending on the earlier of (a) the date upon which you become eligible for group health coverage from a new employer or (b) the date the Company has paid an amount equal to twenty-four (24) COBRA Replacement Payments. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings.

Notwithstanding anything in this letter to the contrary, your receipt of the Change in Control Vesting Benefits, Equity Vesting Benefits, the Severance Benefits, and the Change in Control Severance Benefits as applicable, will be subject to your signing and not revoking a release of claims substantially in the form of Exhibit B attached hereto (the “Release”); provided, that such Release becomes effective and irrevocable no later than sixty (60) days following the date your employment terminates (such 60-day period, the “Release Period”). If the Release does not become effective and irrevocable by the expiration of the Release Period, you will forfeit any rights to the Change in Control Vesting Benefits, Equity Vesting Benefits, the Severance Benefits, and the Change in Control Severance Benefits. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A (as defined below), if the Release Period spans two (2) calendar years, payment of any Severance Benefits or Change in Control Severance Benefits and any Change in Control Vesting Benefits or Equity Vesting Benefits (in each case, solely with respect to stock awards other than stock options) shall commence on the first regularly scheduled payroll date that occurs in the second calendar year (and the first installment of the Severance Benefit described in clause (i) of the second paragraph immediately preceding this paragraph shall include all installment payments that would otherwise have been paid prior to such date).

You shall have no duty to mitigate your damages by seeking other employment and, should you actually receive compensation from any such other employment, the Severance Benefits or the Change in Control Severance Benefits, as applicable, shall not be reduced or offset by any other compensation.

Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time, the “Code”) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (collectively, “Section 409A”) at the time of your “separation from service” (within the meaning of Section 409A), then the severance and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Additionally, any Deferred Payments will be paid on, or, in the case of installments, will commence on the first regularly scheduled payroll date of the Company following the date on which the Release becomes irrevocable, or, if later, such time as required by the Six Month Delay Rule. It is the intent of this letter to be exempt from or comply with the requirements of Section 409A so that none of the severance payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted consistent with this intent. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any payments described in this letter or referenced herein which could constitute or result in your receipt of “parachute payments” within the meaning of Code Section 280G are referred to as “Compensatory Payments.” For purposes of the immediately following paragraphs related to Code Section 280G, unless the Company and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid shall continue to be made in writing by an accountant or other professional services firm chosen by the Company and reasonably acceptable to you (an “Accountant”). For purposes of its calculations, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and you shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated hereunder.

If any Compensatory Payment will be subject to the excise taxes under Code Section 4999, then the Compensatory Payments will be payable to you either in full or in such lesser amounts (provided that such reduction shall not exceed $50,000 of the full amount) as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, in your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments by no more than $50,000 in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A, and second a pro rata cancellation of (i) equity award compensation subject to Section 409A as deferred compensation and (ii) equity award compensation not subject to Section 409A (the “Best Results Reduction”). In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.

In the event that any portion of the Compensatory Payments will be subject to the excise tax imposed by Section 4999 of the Code pursuant to a change in control after applying the Best Results Reduction, you shall receive a payment from the Company equal to the sum of (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax, employment tax, and federal and state income taxes arising from the payments made by the Company to you pursuant to this sentence (the “Gross-Up Payment”).

“Cause” means the occurrence of any of the following: (i) your engaging in illegal conduct that is materially injurious to the Company or any of its subsidiaries; (ii) your violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the

Company or any of its subsidiaries; (iii) your material breach of the terms of the Confidentiality Agreement (as defined below); (iv) your conviction for, or entry of a plea of nolo contendere to, a felony involving any act of moral turpitude, dishonesty, fraud against, or the misappropriation of material property belonging to, the Company or any of its subsidiaries; or (v) your gross negligence or willful misconduct in the performance of your duties to the Company or any of its subsidiaries, or continued and willful violations of your obligations to the Company as an employee of the Company or any of its subsidiaries, and your failure to cure such violations within the thirty (30)-day period following written notice from the Board. For any of the stated occurrences to constitute “Cause” hereunder, the Board must find that the stated act or omission occurred, by a resolution duly adopted by the affirmative vote of at least three-quarters of the entire membership of the Board (excluding you if you are a member of the Board), after giving reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board.

“Good Reason” means your termination of employment with the Company (or any of its subsidiaries) in accordance with the next sentence after the occurrence of one or more of the following events without your prior written consent: (i) a material reduction in your authority, duties, or responsibilities or the assignment to you of any duties materially inconsistent with your position, duties, authority, responsibilities or reporting requirements hereunder; provided, however, that any change that results in you not serving as the COO/CFO of the Company or following a Change in Control, the parent corporation in a group of controlled corporations including the Company or its assets (other than as the result of your voluntary resignation not at the request of the Company or the successor or the parent corporation in a group of controlled corporations including the Company or its assets, as applicable) will be deemed to constitute a material reduction in your authority, duties, and responsibilities; (ii) a change in office location of greater than ten (10) miles from your then current location; (iii) a reduction in your annual salary and/or target Annual Bonus as in effect immediately prior to such reduction; (iv) any material breach by the Company or a subsidiary of the Company of this letter or the terms of any of your Company options or other stock awards; or (v) the failure by the Company to obtain the assumption of its obligation to perform this letter by a successor. In order for your termination of employment to be for Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during the Cure Period, and you must terminate employment within 60 days following the Cure Period.

As a Company employee, you will continue to be expected to abide by the Company’s rules and standards.

As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter confirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company continue to agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. In the event that any legal action is brought in good faith at any time to resolve a dispute under or in connection with this letter, the Company shall reimburse you, on a current basis, for all legal fees and expenses, if any, incurred by you in connection with such action. The Company shall make those reimbursement payments to you within thirty (30) days after receiving your statement for such fees and expenses, along with reasonable supporting documentation. In the event, however, that the Company is the prevailing party in the action under circumstances that permit the arbitrator or judge, as applicable, to award attorney’s fees to the Company, you shall reimburse the Company for all sums advanced to you pursuant to this paragraph.

To accept the terms and conditions of this letter, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, the Confidentiality Agreement, and the Company equity plans and the equity award agreements that you have been or are in the future granted Company equity awards under set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you that explicitly states the intent of both parties hereto to supplement the terms herein.

We look forward to continue working with you at Allakos Inc.

Sincerely,

ALLAKOS INC.

By:	/s/ Robert Alexander
Robert Alexander

Agreed to and accepted:

Signature:	/s/ Adam Tomasi

Printed Name:	Adam Tomasi

Date:	July 6, 2018

Exhibit A

Notwithstanding anything in the employment letter to which this Exhibit A is attached (the “Employment Letter”), nothing shall preclude you from (i) continuing to serve as a consultant to ZS Pharma, Inc. or as a member of the board of directors of Attune Pharmaceuticals LLC, (ii) with the prior written consent of the Board, serving on the board of directors of other for-profit companies that do not compete with the Company, (iii) serving on civic or charitable boards or committees and (iv) managing personal investments, so long as all such activities described in (i) through (iv) above do not materially interfere with the performance of your duties and responsibilities under the Employment Letter.

Exhibit B

Release of Claims

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Adam Tomasi (“Employee”) and Allakos Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an employment letter with the Company on [Insert Date] (the “Employment Letter”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on [            ] (the “Confidentiality Agreement”);

WHEREAS, Employee’s employment with the Company terminated effective [Insert Date] (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. [For Termination Outside the Post-Change in Control Period: As consideration for the promises contained herein, [the Company agrees to continue to pay Employee’s annual salary for twelve (12) months following the Termination Date, and to make a payment to Employee equal to the pro rata portion of Employee’s target Annual Bonus opportunity for the year in which the Terminate Date occurred, in each case less applicable tax withholdings. In addition, the Company will [pay Employee a lump-sum payment equal to the premium costs for Employee and Employee’s eligible dependents to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of twelve (12) months] [reimburse Employee for the premiums necessary to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and Employee’s eligible dependents until the earliest of: (a) twelve (12) months from the Termination Date, (b) the date upon which Employee and Employee’s eligible dependents become covered under similar plans, or (c) the date Employee and Employee’s eligible dependents cease to be eligible for coverage under COBRA]]. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this paragraph 1.]

[For Termination Within the Post-Change in Control Period: As consideration for the promises contained herein, [the Company agrees to pay Employee an amount equal to twenty-four (24) months of Employee’s annual salary, and to make a payment to Employee equal to 200% of Employee’s target Annual Bonus opportunity, in each case less applicable tax withholdings. In addition, the Company will [pay Employee a lump-sum payment equal to the premium costs for Employee and Employee’s eligible dependents to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of twenty-four (24) months] [reimburse Employee for the premiums necessary to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and Employee’s eligible dependents until the earliest of: (a) twenty-four (24) months from the Termination Date, (b) the date upon which Employee and Employee’s eligible dependents become covered under similar plans, or (c) the date Employee and Employee’s eligible dependents cease to be eligible for coverage under COBRA]]. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this paragraph 1.]

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Termination Date. The parties agree that as of the Termination Date, Employee will have vested in [Insert Number [that also includes the 12 months of acceleration provided pursuant to the “Equity Vesting Benefits” described in the Employment Letter]]1 shares subject to his options and no more. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the applicable Company equity plans and award agreements (the “Stock Agreements”); provided, however, that, notwithstanding the terms of any document to the contrary, Employee’s vested options will be exercisable for a period of twenty-four (24) months following the Termination Date.

3. Benefits. Employee’s health insurance benefits shall cease on [Insert Date], subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

[1]	The actual accelerated vesting amount, if any, shall be determined based on the circumstances related to termination of employment.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5. Release of Claims.

(a) Employee Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

1. any and all claims relating to or arising from. Employee’s employment relationship with the Company and the termination of that relationship;

2. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

3. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

4. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

5. any and all claims for violation of the federal or any state constitution;

6. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

7. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

8. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to: (a) any obligations incurred under this Agreement; (b) any vested rights Employee may have under the employee benefit plans, programs, or policies of the Company and its affiliates; or (c) any indemnification rights to which Employee may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify Employee or hold Employee harmless. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

(b) Company Release of Claims. The Company hereby and forever releases Employee from any and all claims arising out of or relating to Employee’s employment or other relationship with the Company and the conclusion of that employment or other relationship that the Company may possess against Employee arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date except as follows: the Company does not release and retains the right to sue for (1) any criminal activity engaged in by Employee, including fraud, embezzlement, assault, or any other violation of a state or federal criminal statute; (2) any breach by the Employee of his obligation to maintain Company confidential information, including any violation of local, state or federal laws relating to the protection of trade secret information; and (3) any breach by the Employee of his fiduciary duties to the Company. The Company is not waiving its rights to enforce the terms of this Agreement.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. California Civil Code Section 1542. Each party acknowledges that it has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each party, being aware of said code section, agrees to expressly waive any of its respective rights it may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

10. Confidentiality. Subject to paragraph [13] governing Protected Activity, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee), developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.

12. No Cooperation. Subject to paragraph 13 governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

13. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing,

Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparagement, defamation, libel, or slander of Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s executive officers and members of its Board of Directors and only for so long as such individuals are actively providing services to the Company. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of any material provision of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any material provision of the Confidentiality Agreement shall entitle the Company immediately to cease providing the consideration provided to Employee under this Agreement and to seek injunctive relief, except as provided by law.

16. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or as otherwise set forth in the Employment Letter, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, and any indemnification agreement between you and the Company, except as otherwise modified or superseded herein.

24. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chairman of the Board.

25. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

26. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

27. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

28. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a) Employee has read this Agreement;

(b) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c) Employee understands the terms and consequences of this Agreement and of the releases it contains;

(d) Employee is fully aware of the legal and binding effect of this Agreement; and

(e) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ADAM TOMASI, an individual

Dated: , [Year]
Adam Tomasi

ALLAKOS INC.

Dated: , [Year]
[Name]
[Title]